EXHIBIT (h)(i)(A)

                            TRANSFER AGENCY AGREEMENT

         AGREEMENT made as of the 1st day of October, 2004 (the "Effective Date"), between FIFTH THIRD FUNDS (the "Trust"), a Massachusetts business trust having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43215, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

         WHEREAS, the Trust desires to appoint BISYS as the transfer agent (the "Transfer Agent") to the Trust and desires that BISYS perform transfer agency services for the Trust and each investment portfolio of the Trust, as now in existence and listed on Schedule A hereto, or as hereafter may be established from time to time (individually referred to herein as the "Fund" and collectively as the "Funds");

         WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement; and

         WHEREAS, BISYS and the Trust wish to enter into this Agreement in order to set forth the terms under which BISYS will perform the transfer agency services set forth herein for the Trust.

         NOW, THEREFORE, in consideration of the covenants hereinafter contained, the Trust and BISYS hereby agree as follows:

         1. Services.

         BISYS shall perform for the Trust the transfer agent services set forth in Schedule B hereto. BISYS agrees to perform such services in accordance with the service standards set forth in Schedule C hereto. BISYS also agrees to perform for the Trust such special services incidental to the performance of the services enumerated herein as agreed to by the parties from time to time.

         In addition, the Trust wishes to give dealers and financial advisors associated with the Trust (collectively, "Users") internet-based access to certain information stored on BISYS' mutual fund shareholder recordkeeping system (the "Information"). BISYS will provide access to Information through the services set forth on Schedule B-1 (the "Portal Services"). BISYS will provide to Users, during BISYS' normal business hours, telephone support regarding a User's proper and authorized use of the then-current Portal Services, provided that support with respect to Portal Services other than Broker Browser shall be limited to issues regarding BISYS' provision of Information through such Portal Service. For any non-support-related assistance or consulting, the Trust may contract with BISYS for additional Professional Services at an agreed upon rate. The Portal Services are not subject to the disaster recovery provisions of the Agreement. Information furnished to a User as part of any Service is furnished at the express direction of the Trust and the Trust is solely responsible for ensuring that the release of Information related to Portal Services complies with applicable privacy and other laws and regulations. The Trust is responsible for entering into an agreement with any provider of a Portal Service it wishes to make available to Users, and for ensuring that such Portal Service provides

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appropriate security measures. The Trust will provide or cause the relevant
Portal Service to provide, to BISYS such information as BISYS requires to make Information available through the Portal Service. The Trust will pay to BISYS the fees for the Portal Services as set forth on Schedule D (the "Portal Fees") until such time as the Portal Services are terminated as provided herein. Notwithstanding anything to the contrary in Section 4 or any other section of this Agreement, BISYS may terminate one or more Portal Services at any time by giving the Trust at least 30 days' written notice, and the Trust may terminate one or more Portal Services at any time without penalty by written notice to BISYS.

         BISYS may utilize agents in its performance of its services and, with prior written notice to the Trust, may appoint in writing other parties qualified to perform transfer agency services reasonably acceptable to the Trust (individually, a "Sub-Agent") to carry out some or all of its responsibilities under this Agreement; provided, however, that (i) the Board's approval shall be required to establish an arrangement in which a Sub-Agent acts as a sub-transfer agent; and (ii) any agent (including any Sub-Agent) retained by BISYS shall be the agent of BISYS and not the agent of the Trust, and that BISYS shall be fully responsible for the acts of such agent (or Sub-Agent) and shall not be relieved of any of its responsibilities hereunder by the appointment of an agent (or Sub-Agent). In the event that a Sub-Agent is retained by the Trust (and/or by BISYS at the request or instruction of the Trust), the foregoing shall not apply to the extent it is inconsistent with any written agreement(s) entered into by the parties with respect thereto.

         2. Fees.

         The Trust shall pay BISYS for the services to be provided by BISYS under this Agreement in accordance with, and in the manner set forth in, Schedule D hereto. Fees for any additional services to be provided by BISYS pursuant to an amendment to Schedule B will be reflected in an amendment to Schedule D.

         3. Reimbursement of Expenses.

         In addition to paying BISYS the fees set forth in Schedule D, the Trust agrees to reimburse BISYS for BISYS' actual out-of-pocket expenses (for which no mark-up for BISYS overhead expenses shall be included) reasonably incurred in providing services hereunder, including without limitation, the following:

         (i) All freight and other delivery and bonding charges incurred by BISYS in delivering materials to and from the Trust and in delivering all materials to shareholders;

         (ii) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by BISYS in communication with the Trust, the Trust's investment adviser or custodian, dealers, shareholders or others as required for BISYS to perform the services to be provided hereunder;

         (iii)    Sales taxes paid on behalf of the Trust;

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         (iv)     The cost of microfilm or microfiche or other electronic
                  retention of records or other materials;

         (v)      Courier (delivery expenses);

         (vi)     Check processing fees;

         (vii)    Records retention/storage fees;

         (viii)   Fulfillment;

         (ix)     IRA custody and other related fees;

         (x)      NSCC and related costs;

         (xi)     Sales taxes;

         (xi)     Costs of statements and confirmations;

         (xii)    Costs of tax forms;

         (xiv)    Costs of all other shareholder correspondence;

         (xv)     Post office boxes; and

         (xvi) Any expenses BISYS shall incur at the written direction of an officer of the Trust who is not an employee of BISYS, thereunto duly authorized.

         4. Term.

         This Agreement shall continue in effect for 25 months from the Effective Date (the "Initial Term"), until October 31, 2006. Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one year periods ("Rollover Periods"). This Agreement may be terminated only (i) by provision of a notice of nonrenewal in the manner set forth below, (ii) by mutual agreement of the parties, (iii) for "cause," as defined below, upon the provision of sixty (60) days advance written notice by the party alleging cause, or (iv) as set forth in the last paragraph of this Section 4. Written notice of nonrenewal must be provided at least sixty
(60) days prior to the end of the Initial Term or any Rollover Period, as the case may be.

         For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final finding or determination of fault or culpability on the part of the party not alleging cause (the "Affected Party") or its affiliates following formal proceedings against said Affected Party or its affiliates by the SEC, NASD, or any federal or state regulatory body, which finding or determination relates to or affects BISYS' obligations under this Agreement, if the party seeking termination reasonably determines that such finding or determination, or the facts on which

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such finding or determination are based, (i) has a material likelihood of preventing or materially and adversely impacting BISYS' performance of, or ability to perform, its obligations under this Agreement or (ii) involves criminal or unethical behavior in the conduct of the Affected Party's performance of its obligations under this Agreement, (c) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (d) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors. BISYS shall not terminate this Agreement pursuant to clause (a) above based solely upon the Trust's failure to pay an amount to BISYS which is the subject of a good faith dispute, if (i) the Trust is attempting in good faith to resolve such dispute with as much expediency as may be possible under the circumstances, and (ii) the Trust continues to perform its obligations hereunder in all other material respects (including paying all fees and expenses not subject to reasonable dispute hereunder).

         Notwithstanding the foregoing, following any such termination, in the event that BISYS in fact continues to perform any one or more of the services contemplated by this Agreement (or any Schedule or exhibit hereto) with the consent of the Trust, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and actual out-of-pocket expenses incurred by BISYS but unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Trust, in addition to the fees and disbursements provided by Schedule D and Section 3 hereof, the amount of all of BISYS' cash disbursements in connection with BISYS' activities in effecting such termination, including without limitation, the delivery to the Trust and/or its distributor or investment adviser and/or other parties of the Trust's property, records, instruments and documents.

         If, for any reason other than (i) nonrenewal, (ii) mutual agreement of the parties, (iii) "cause" for termination of BISYS hereunder, or (iv) as set forth in the last paragraph of this Section 4, BISYS' services are terminated hereunder, BISYS is replaced as transfer agent, or if a third party is added to perform all or a part of the services provided by BISYS under this Agreement (excluding any Sub-transfer Agent appointed as provided in Section 1 hereof), then the Trust shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to BISYS equal to fifty percent (50%) of the lesser of (A) the balance due to BISYS for the next two years of the then-current term of this Agreement or (B) the balance due to BISYS for the remainder of the then-current term of this Agreement, assuming for purposes of the calculation of the one-time payment that the fees that would be earned by BISYS for each month shall be based upon the average number of shareholder accounts and fees payable to BISYS monthly during the twelve (12) months prior to the date that services terminate, BISYS is replaced or a third party is added.

         In the event the Trust or any Fund is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which BISYS is

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not retained to provide transfer agency services consistent with this Agreement, including the number of accounts subject to such services; provided, however, that this provision shall not be construed to require a payment of liquidated damages in circumstances where any Fund is merged, reorganized or liquidated, in whole or in part, due to legitimate economic, regulatory, legal or marketing reasons (that do not include any attempt to remove BISYS as a transfer agent or to reduce the fees due to BISYS hereunder) and BISYS continues to provide transfer agency services with respect to the resulting Fund and the assets that had been held by the predecessor Fund, even if the number of accounts diminishes due to such merger, reorganization or liquidation. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which services are terminated, BISYS is replaced or a third party is added.

         The parties further acknowledge and agree that, in the event services are terminated, BISYS is replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by BISYS would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate BISYS for damages incurred and is not intended to constitute any form of penalty.

         BISYS has agreed to provide a "desktop solution" to the Trust within one (1) year of the Effective Date of this Agreement, and the Trust has agreed to provide BISYS with the right of first opportunity to offer the same to the Trust. The desktop solution shall consist of a computer desktop system that will enable shareholder services representatives in Columbus, Cincinnati and other Fifth Third locations to obtain and manage information pertaining to accounts, obtain information related to call center activity, and obtain information and documents related to payment processing, including check images. The parties shall negotiate in good faith on the details pertaining to the technologies and interfaces needed for and other aspects of the desktop solution In the event that BISYS fails to progress adequately with a desktop solution, or progresses in a way that the Trust considers to be inadequate by July, 2005, the Trust shall notify BISYS of the deficiency (providing reasonably detailed information about the specific nature and extent of the deficiency) no later than July 31, 2005 ("Notice of Deficiency"). BISYS shall have the opportunity to remedy the deficiency by September 20, 2005. In the event that the Trust reasonably determines after August 20, 2005, that BISYS has not offered and will not be able to offer an adequate desktop solution to the Trust by September 20, 2005 that will be fully operational by October 31, 2005, the Trust may terminate this Agreement effective October 31, 2005 by giving notice of that election to BISYS by September 30, 2005 ("Notice of Election to Terminate"). This option to terminate shall be deemed waived in that either the Notice of Deficiency or the Notice of Election to Terminate are not timely given in accordance with the foregoing. If the Trust provides BISYS with a Notice of Election to Terminate, the liquidated damages provisions set forth above shall not apply to such termination.

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         5. Standard of Care: Uncontrollable Events; Limitation of Liability.

         BISYS shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Trust for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence (or gross negligence in the case of Portal Services) or reckless disregard by it of its obligations and duties. The duties of BISYS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against BISYS hereunder.

         BISYS shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Trust's reasonable request, BISYS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, BISYS assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond BISYS' reasonable control include, without limitation, force majeure cure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, BISYS shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

         BISYS shall promptly provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent public accountants on the internal controls and procedures of BISYS relating to the services provided by BISYS under this Agreement.

         NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL BISYS, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         6. Legal Advice.

         BISYS shall notify the Trust at any time BISYS believes that it is in need of the advice of counsel (other than counsel in the regular employ of BISYS or any affiliated companies) with regard to BISYS' responsibilities and duties pursuant to this Agreement. The Trust shall make its counsel available to BISYS for such legal advice, and if reasonably required, shall permit (such permission not to be unreasonably withheld, conditioned or delayed) BISYS to seek the advice of other legal counsel, at the Trust's reasonable cost and expense, unless relating to a matter involving BISYS' willful misfeasance, bad faith, gross negligence or reckless disregard of BISYS' responsibilities and duties hereunder. BISYS shall be entitled to rely and act upon the advise of such legal counsel and shall not

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be liable in any event to the Trust or any Fund or any shareholder or beneficial owner of the Trust for any action reasonably taken pursuant to such advice.

         7. Instructions/Certain Procedures, etc.

         Whenever BISYS is requested or authorized to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder ("shareholder's agent"), concerning an account in a Fund, BISYS shall be entitled to rely upon any certificate, letter or other instrument or communication (including electronic mail), reasonably believed by BISYS to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Trust or by the shareholder or shareholder's agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Trust or any other person authorized by the Trust's Board of Trustees (hereafter referred to as the "Board") or by the shareholder or shareholder's agent, as the case may be.

         As to the services to be provided hereunder, BISYS may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Trust relating to the relevant Funds to the extent that such services are described therein unless BISYS receives written instructions to the contrary in a timely manner from the Trust.

         The parties hereto may amend any procedures adopted, approved or set forth herein by written agreement as may be appropriate or practical under the circumstances, and BISYS may conclusively assume that any special procedure (i) which has been approved by the Chief Compliance Officer of the Trust if within the parameters of the Trust's official compliance program, or (ii) which has been approved by an executive officer of the Trust (other than an officer or employee of BISYS) if outside the parameters of the Trust's official compliance program, does not conflict with or violate any requirements of the Trust's Declaration of Trust, By-Laws or then-current prospectuses, or any rule, regulation or requirement of any regulatory body.

         The Trust acknowledges receipt of a copy of BISYS' policy related to the acceptance of trades for prior day processing (the "BISYS As-Of Trading Policy"). BISYS may amend the BISYS As-of Trading Policy from time to time in its sole discretion. A copy of any such amendments shall be delivered to the Trust upon request. BISYS may apply the BISYS As-Of Trading Policy whenever applicable, unless BISYS agrees in writing to process trades according to such other as-of trading policy as may be adopted by the Trust and furnished to BISYS by the Trust.

         The Trust acknowledges and agrees that deviations from BISYS' written transfer agent compliance procedures may involve a substantial risk of loss. In the event an authorized representative of the Trust requests that an exception be made from any written compliance or transfer agency procedures adopted by BISYS, or any requirements of the AML Program, BISYS may in its sole discretion determine whether to permit such exception. In the event BISYS determines to permit such exception, the same shall become effective when set forth in a written instrument executed by an authorized representative of the Trust (other than an employee of BISYS) and delivered to BISYS (an "Exception"); provided that an Exception concerning the requirements of the Trust's AML Program shall be authorized by the Trust's AML Compliance Officer (as defined in Section 15). An Exception shall be deemed to remain effective until the relevant instrument expires according to its terms (or if no

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expiration date is stated, until BISYS receives written notice from the Trust that such instrument has been terminated and the Exception is no longer in effect). Notwithstanding any provision in this Agreement that expressly or by implication provides to the contrary, as long as BISYS acts in good faith, BISYS shall have no liability for any loss, liability, expenses or damages to the Trust resulting from the Exception, and the Trust shall indemnify BISYS and hold BISYS harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages resulting to BISYS therefrom.

         8. Indemnification.

         The Trust agrees to indemnify and hold harmless BISYS, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to BISYS' actions taken or omissions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to BISYS by the Trust, the investment adviser, fund accountant or custodian thereof; provided that this indemnification shall not apply to actions or omissions of BISYS in cases of its own bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

         BISYS shall indemnify, defend, and hold the Trust, its employees, its officers and directors harmless from and against any and all claims, actions and suits and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) resulting directly and proximately from BISYS' willful misfeasance, bad faith or negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties hereunder.

         The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an Indemnified Party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the Indemnifying Party, which consent shall not be withheld or delayed unreasonably.

         The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional

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counsel retained by it. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

         9. Record Retention and Confidentiality.

         BISYS shall keep and maintain on behalf of the Trust all books and records which the Trust or BISYS is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. BISYS further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust, its independent auditor (but not more frequently than four times per year), or by the Securities and Exchange Commission (the "Commission") at reasonable times during regular business hours. BISYS shall otherwise keep confidential all books and records relating to the Trust and its shareholders, except when (i) disclosure is required by law, (ii) BISYS is advised by counsel that it may incur liability for failure to make a disclosure, (iii) BISYS is requested to divulge such information by duly-constituted authorities or court process, or (iv) BISYS is requested to make a disclosure by a shareholder or shareholder's agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by the Trust or the dealer of record as to such account. BISYS shall provide the Trust with reasonable advance notice of disclosure pursuant to items (i) - (iii) of the previous sentence, to the extent reasonably practicable. The provisions of this
Section 9 are subject to the provisions of Section 21.

         10. Reports.

         BISYS shall furnish to the Trust and to its properly-authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports at such times as are prescribed in Schedule E attached hereto, or as subsequently agreed upon by the parties pursuant to an amendment to Schedule
B. The Trust agrees to examine each such report or copy within twenty (20) business days and will report or cause to be reported any errors or discrepancies therein. In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient within twenty (20) business days after conducting a diligent examination, are not so reported within the aforesaid period of time, a report will for all purposes be accepted by and binding upon the Trust and any other recipient, and BISYS shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report except to perform reasonable corrections of such errors and discrepancies within a reasonable time after requested to do so by the Trust.

         11. Rights of Ownership.

         All computer programs and procedures employed or developed by or on behalf of BISYS to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data except such computer programs and procedures are the exclusive property

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of the Trust and all such other records and data shall be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

         12. Return of Records.

         BISYS may at its option at any time, and shall promptly upon the Trust's demand, turn over to the Trust and cease to retain BISYS' files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. If not so turned over to the Trust, such documents and records shall be retained by BISYS for six years from the year of creation. At the end of such six-year period, such records and documents shall be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

         13. Bank Accounts.

         BISYS is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Trust with such bank or banks as are selected or approved by the Trust, as may be necessary or appropriate from time to time in connection with the services required to be performed hereunder. The Trust shall be deemed to be the customer of such Bank or Banks for all purposes in connection with such accounts. To the extent that the performance of such services hereunder shall require BISYS to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes hereunder, the Trust shall provide such bank or banks with all instructions and authorizations necessary for BISYS to effect such disbursements.

         14. Representations and Warranties of the Trust.

         The Trust represents and warrants to BISYS that: (a) as of the close of business on the Effective Date, each Fund which is in existence as of the Effective Date has authorized unlimited shares, (b) by virtue of its Declaration of Trust, shares of each Fund which are redeemed by the Trust may be sold by the Trust from its treasury, and (c) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         The Trust also represents and warrants that (a) the Trust has adopted the written AML Program that has been submitted to BISYS pursuant to Section 18, and has appointed an officer of the Trust as the Trust's anti-money laundering compliance officer ("AML Compliance Officer"), (b) the AML Program and the designation of the AML Officer have been approved by the Board, (c) the delegation of certain services thereunder to BISYS, as provided in Section 21, has been approved by the Board, and (d) the Trust will submit any material amendments to the AML Program to BISYS for BISYS' review and consent prior to adoption in accordance with Section 19.

         15. Representations and Warranties of BISYS.

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         BISYS represents and warrants that: (a) BISYS is a registered transfer agent; (b) BISYS has been in, and shall continue to be in compliance in all material respects with all provisions of law, including Section 16A(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), required in connection with the performance of its duties under this Agreement; (c) the various procedures and systems which BISYS has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Trust and BISYS' records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder; (d) BISYS will cooperate in all material respects with the Trust's disclosure controls and procedures as they relate to the services provided by BISYS hereunder, provided that BISYS is given an opportunity to review and approve in advance such disclosure controls and procedures and any changes thereto; (e) in performing its duties under this Agreement, BISYS will act in conformity with all laws and regulations directly applicable to BISYS in connection with its performance of services under this Agreement; (f) to the extent reasonably practicable, legally permissible, and appropriate and able to be disclosed publicly, BISYS will give notice to the Trust of any regulatory inquiry or litigation specifically involving BISYS' provision of services hereunder to the Trust, if the outcome of such inquiry or litigation could reasonably be expected to have a material adverse effect on such services; and
(g) this Agreement has been duly authorized by BISYS and, when executed and delivered by BISYS, will constitute a legal, valid and binding obligation of BISYS, enforceable against BISYS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.

         EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT BY BISYS ARE COMPLETELY DISCLAIMED.

         16. Insurance.

         BISYS shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon request of the Trust, BISYS shall provide evidence that coverage is in place. BISYS shall notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled. Such notification shall include the date of cancellation and the reasons therefore. BISYS shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust should the total outstanding claims made by BISYS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

         17. Information to be Furnished by the Trust and Funds.

         The Trust will furnish the following upon request, each as amended and current as of the Effective Date:

         (a) A copy of the Declaration of Trust of the Trust and of any amendments thereto.

         (b) A copy of the Trust's Bylaws and any amendments thereto;

         (c) Certified copies of resolutions of the Board covering the following matters:

             (i) Approval of this Agreement and authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct BISYS hereunder; and

             (ii) Authorization of BISYS to act as Transfer agent for the Trust.

         (d) A list of all officers of the Trust, with the Trust's AML Compliance Officer included among the officers therein, and any other persons (who may be associated with the Trust or its investment advisor), together with specimen signatures of those officers and other persons who (except as otherwise provided herein to the contrary) shall be authorized to instruct BISYS in all matters.

         (e) Copies of the following (if such documents are employed by the Trust):

             (i)   Prospectuses and Statement of Additional Information;

             (ii)  Distribution Agreement; and

             (iii) All other forms commonly used by the Trust or its
                   Distributor with regard to their relationships and transactions with shareholders of the Funds.

         (f) A certificate as to shares of beneficial interest of the Trust authorized, issued, and outstanding as of the Effective Date and as to receipt of full consideration by the Trust for all shares outstanding, such statement to be certified by the Treasurer of the Trust.

         (g) A copy of the Trust's written AML Program, including related Policies and Procedures.

         18.      Information Furnished by BISYS.

         BISYS will furnish the following upon request:

         (a) Approval of this Agreement by BISYS, and authorization of a specified officer of BISYS to execute and deliver this Agreement.

         (b) Authorization of BISYS to act as Transfer Agent for the Trust.

         (c) The current BISYS "As-of" Trading Policy.

         (d) The written program concerning anti-money laundering services rendered by BISYS to its various clients.

         19. Amendments to Documents.

         The Trust shall furnish BISYS written copies of any amendments to, or changes in, any of the items referred to in Section 17 hereof forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that no amendments will be made to the Prospectuses or Statement of Additional Information of the Trust, or the AML Program, which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the Trust first obtains BISYS' approval (including by e-mail) of such amendments or changes, which approval shall not be withheld unreasonably.

         20. Reliance on Amendments.

         BISYS may rely on any amendments to or changes in any of the documents and other items to be provided by the Trust pursuant to Sections 17 and 19 of this Agreement and, subject to the provisions of Section 8 hereof, the Trust hereby indemnifies and holds harmless BISYS from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other reasonable expenses which may result from actions or omissions on the part of BISYS in reasonable reliance upon such amendments and/or changes. Although BISYS is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 17 and 19 hereof, in the event the same relate to services provided by BISYS hereunder, BISYS shall have no liability for failure to comply with or take any action in conformity with such amendments or changes unless the Trust first obtains BISYS' written consent to and approval (including by e-mail) of such amendments or changes.

         21. Compliance with Laws.

         Except for the obligations of BISYS set forth in Section 9 hereof, the Trust assumes full responsibility for the preparation, contents, and distribution of each prospectus of the Trust as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction. BISYS shall have no obligation to take cognizance of any laws relating to the sale of the Trust's shares. The Trust represents and warrants that all shares of the Trust that are offered to the public are covered by an effective registration statement under the 1933 Act and the 1940 Act.

         The Trust acknowledges that it is a financial institution subject to the law entitled Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism ("U.S.A. Patriot") Act of 2001 and the Bank Secrecy Act (collectively, the "AML Acts") and shall comply with the AML Acts and applicable regulations adopted thereunder (collectively, the "Applicable AML Laws") in all relevant respects, subject to the delegation of certain responsibilities to BISYS, as provided in the next paragraph below.

         The Trust hereby delegates to BISYS the performance, on behalf of the Trust, of the anti- money laundering services set forth under Item 6 of Schedule B (the "AML Services") as concerns the shareholder accounts maintained by BISYS pursuant to this Agreement (including direct accounts; accounts maintained through FUND/SERV and Networking, to the extent provided below, and omnibus accounts, to the extent provided below). BISYS agrees to the foregoing delegation and agrees to perform such services in accordance with the Trust's AML Program. In connection therewith, BISYS agrees to maintain policies and procedures, and related internal controls, that are consistent with the Trust's AML Program and the requirement that the Trust employ procedures reasonably designed to achieve compliance with the Applicable AML Laws, including the requirement to have policies and procedures that can be reasonably expected to detect and cause the reporting of transactions under
Section 5318 of the Bank Secrecy Act. BISYS' obligations under this delegation shall be subject to Sections 17, 19 and 20, which require that the AML Program and any material amendments thereto be submitted to BISYS for its review and consent.

         The Trust agrees and acknowledges that, notwithstanding the delegation provided for in the foregoing paragraph, the Trust maintains full responsibility for ensuring that its AML Program is, and shall continue to be, reasonably designed to ensure compliance with the Applicable AML Laws, in light of the particular business of the Trust, taking into account factors such as its size, location, activities and risks or vulnerabilities to money laundering.

         In connection with the foregoing delegation, the Trust also acknowledges that the performance of the AML Services involves the exercise of discretion which in some circumstances may result in consequences to the Trust and its shareholders (such as in the case of the reporting of suspicious activities and the freezing of shareholder accounts). In this regard, (i) under circumstances in which the AML Program authorizes the taking of certain actions, BISYS is granted the discretion to take any such action as may be authorized under the AML Program, and consultation with Trust shall not be required in connection therewith unless specifically required under the AML Program, and
(ii) the Trust instructs BISYS that it may avail the Trust of any safe harbor from civil liability that may be available under Applicable AML Laws for making a disclosure or filing a report thereunder.

         As concerns Networking Level III accounts and omnibus accounts, the AML Services performed by BISYS are subject to a more limited scope, as discussed in the Release concerning the final rule of the Department of the Treasury, 31 CFR 103 and of the Commission, 17 CFR 270, entitled Customer Identification Programs for Mutual Funds issued on May 9, 2003 and subsequent guidance issued jointly by such agencies entitled Question and Answer Regarding the Mutual Fund Customer Identification Program Rule (31 CFR 103.131) issued on August 11, 2003.

         22. Notices.

         Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Trust, to Fifth Third Funds; at 38 Fountain Square Plaza, Mail Drop 1090EF, 14 Floor, Cincinnati, Ohio 45263 Attn: Rick Tile; and if to BISYS, to it at 3435 Stelzer Road, Columbus, Ohio 43219; Attn:
President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

         23. Assignment.

         This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Section 23 shall not limit or in any way affect BISYS' right to appoint a Sub-transfer Agent pursuant to Section 1 hereof. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         24. Governing Law and Matters Relating to the Trust as a Massachusetts Business Trust.

         This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Board, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Board nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the Trust's Declaration of Trust.

         25. Activities of BISYS.

         The services of BISYS rendered to the Trust hereunder are not to be deemed to be exclusive. BISYS is free to render such services to others and to have other businesses and interests. It is understood that Trustees, officers, employees and Shareholders of the Trust are or may be or become interested in BISYS, as officers, employees or otherwise and that partners, officers and employees of BISYS and its counsel are or may be or become similarly interested in the Trust, and that BISYS may be or become interested in the Trust as a Shareholder or otherwise.

         26. Privacy.

         Nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to BISYS, or collected or retained by BISYS in the course of performing its duties as transfer agent, shall be considered confidential information. BISYS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of BISYS except at the direction of the Trust or as required or permitted by law (including Applicable AML Laws). BISYS represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust. The Trust represents to BISYS that it has adopted a Statement of its privacy policies and practices as required by the Commission's Regulation S-P and agrees to provide BISYS with a copy of that statement annually. BISYS represents that it will comply with the intent and spirit of the Trust's privacy policies and applicable privacy laws to the extent that same are applicable to the services rendered by BISYS hereunder.

         27. Access to be Provided.

         BISYS shall grant reasonable access during normal business hours to each of the Trust, its independent auditors (but no more frequently than four times per year), the AML Compliance Officer, and regulators having jurisdiction over the Trust, to the books and records maintained by BISYS as the same relates to the services performed hereunder on behalf of the Trust. Records may be edited or redacted to maintain confidentiality of materials related to other clients of BISYS. BISYS shall make its relevant personnel available to meet with the Board concerning the AML Services at least annually or at such other intervals as may be reasonably necessary or appropriate.

         28. Miscellaneous.

         (a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

         (b) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supercedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including, without limitation, the 2001 Sub-Transfer Agency Agreement.

         (c) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

         (d) No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                           FIFTH THIRD FUNDS


                                           By:      /s/ David Bunstine
                                                    ----------------------------
                                           Name:    David Bunstine
                                           Title:   President

                                           BISYS FUND SERVICES OHIO, INC.


                                           By:      /s/ Fred Naddaff
                                                    ----------------------------
                                           Name:    Fred Naddaff
                                           Title:   President

                                                          DATED: OCTOBER 1, 2004
                                                     AMENDED: SEPTEMBER 29, 2005

                                   SCHEDULE A
                        TO THE TRANSFER AGENCY AGREEMENT
                            BETWEEN FIFTH THIRD FUNDS
                       AND BISYS FUND SERVICES OHIO, INC.
FUNDS

Institutional Funds

Fifth Third Institutional Money Market Fund                Fifth Third U.S. Treasury Money Market Fund
Fifth Third Institutional Government Money Market Fund     Fifth Third Equity Index Fund
Fifth Third LifeModel Aggressive Fund                      Fifth Third LifeModel Moderately Aggressive Fund
Fifth Third LifeModel Moderate Fund                        Fifth Third LifeModel Conservative  Fund
Fifth Third LifeModel Moderately Conservative  Fund

Retail Funds

Fifth Third International Equity Fund                      Fifth Third Small Cap Growth Fund
Fifth Third Micro Cap Value Fund                           Fifth Third Mid Cap Growth Fund
Fifth Third Technology Fund                                Fifth Third Dividend Growth Fund
Fifth Third Quality Growth Fund                            Fifth Third Small Cap Value Fund
Fifth Third Large Cap Core Fund                            Fifth Third Multi Cap Value Fund
Fifth Third Disciplined Large Cap Value Fund               Fifth Third Balanced Fund
Fifth Third Strategic Income Fund                          Fifth Third Michigan Municipal Bond Fund
Fifth Third Ohio Municipal Bond Fund                       Fifth Third Municipal Bond Fund
Fifth Third  Bond Fund                                     Fifth Third Intermediate Municipal Bond Fund
Fifth Third Intermediate Bond Fund                         Fifth Third Short Term Bond Fund
Fifth Third U.S. Government Bond Fund                      Fifth Third Prime Money Market Fund
Fifth Third Government Money Market Fund                   Fifth Third Michigan Municipal Money Market Fund
Fifth Third Municipal Money Market Fund                    Fifth Third High Yield Bond Fund

                                   SCHEDULE B

                        TO THE TRANSFER AGENCY AGREEMENT
                            BETWEEN FIFTH THIRD FUNDS
                       AND BISYS FUND SERVICES OHIO, INC.

TRANSFER AGENCY SERVICES

1.       Shareholder Transactions

         (a)      Process shareholder purchase and redemption orders.

         (b) Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.

         (c) Issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended.

         (d)      Issue periodic statements for shareholders.

         (e)      Process transfers and exchanges.

         (f) Process dividend payments, including the purchase of new shares, through dividend reimbursement.

2.       Shareholder Information Services

         (a) Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information.

         (b) Produce detailed history of transactions through duplicate or special order statements upon request.

         (c) Provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders.

3.       Compliance Reporting

         (a) Provide reports to the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and the States in which the Fund is registered.

         (b) Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains.

         (c)      Issue tax withholding reports to the Internal Revenue Service.

4.       Dealer/Load Processing (if applicable)

         (a) Provide reports for tracking rights of accumulation and purchases made under a Letter of Intent.

         (b) Account for separation of shareholder investments from transaction sale charges for purchase of Fund shares.

         (c) Calculate fees due under 12b-1 plans for distribution and marketing expenses.

         (d) Track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases in a load Fund.

         (e)      Calculate redemption fees, if any.

5.       Shareholder Account Maintenance

         (a) Maintain all shareholder records for each account in the Trust.

         (b) Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

         (c)      Record shareholder account information changes.

         (d)      Maintain account documentation files for each shareholder.

6.       Anti-Money Laundering Services

         (a)      Verify shareholder identity upon opening new accounts.

         (b) Monitor, identify and report shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, and provide other required reports to the Securities and Exchange Commission, the U.S. Treasury Department, the Internal Revenue Service or each agency's designated agent, in each case consistent with the Trust's AML Program.

         (c) Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts, as provided in the Trust's AML Program.

         (d) Create documentation to provide a basis for law enforcement authorities to trace illicit finds.

         (e) Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Trust's AML Program, and make the same available for inspection by (i) the Trust's

                  AML Compliance Officer, (ii) any auditor of the Trust's AML Program or related procedures, policies or controls that has been designated by the Trust in writing, or (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Trust's AML Compliance Officer.

                                  SCHEDULE B-1

                        TO THE TRANSFER AGENCY AGREEMENT
                            BETWEEN FIFTH THIRD FUNDS
                       AND BISYS FUND SERVICES OHIO, INC.

Portal Services

BISYS will coordinate access to the Funds such that Users will have access to mutual fund and shareholder account data, including consolidated account views, total market value, comprehensive account detail, transaction history, and tax summaries. Specific User IDs will be tagged for access to some or all of the above information for one or more shareholders and/or dealers.

BISYS will facilitate obtaining User IDs for the Trust's agents and BISYS personnel, as well as resolution of any system interference with data access. BISYS will provide appropriate personnel to accept phone calls, during regular business hours, regarding problems with data access to Information.

BISYS is not affiliated with DST Vision or any provider thereof, and is not responsible for errors or problems with the DST Vision system, but will coordinate on behalf of the Trust with DST Vision to assist in resolving any such problems.

                                   SCHEDULE C

                        TO THE TRANSFER AGENCY AGREEMENT
                            BETWEEN FW H THIRD FUNDS
                       AND BISYS FUND SERVICES OHIO, INC.

         Pursuant to Section 1 of this Agreement, BISYS has agreed to perform the services described in this Agreement in accordance with the service standards set forth in this Schedule C. Such standards are contained on the page attached hereto. The parties agree that such service standards may be revised, from time to time, by mutual agreement.

         In the event BISYS fails to meet a service standard in any particular month, BISYS agrees to take appropriate corrective measures within the following thirty-day period in order to be in compliance with the appropriate standard at the end of such thirty-day period; provided, however, that the foregoing requirement shall not apply in those instances in which BISYS' failure to meet a service standard was due to circumstances beyond its control.

         In the event BISYS fails to meet a particular service standard (except for any failure due to circumstances beyond its control) in two consecutive months, the fee payable to BISYS hereunder shall be reduced by five percent (5.00 %) or such lower amount as the parties shall agree upon for the second of those two months. If such failure occurs in three consecutive months, the fee payable to BISYS hereunder shall be reduced by a total of seven and one half percent (7.50 %) or such lower amount as the parties shall agree upon for the third of those three months.

                               SERVICING STANDARDS

ITEM                                               STANDARD

TRANSFER AGENCY (PROCESSING)

         NEW ACCOUNT SET-UP

                  Timeliness                       100% processed same day

                  Accuracy                         95%

         FINANCIAL QUALITY RATE

                  Timeliness                       100% processed same day

                  Accuracy                         95%

         MAINTENANCE ITEMS

                  Non-financial                    5 business days

         NOT IN GOOD ORDER ITEMS                   Call out next business day

         TRANSFER AGENCY (PRINT/MAIL)

         QUARTERLY STATEMENTS                      Five business days

         DAILY CONFIRMS                            Three business days

         TRANSFER AGENCY (PHONES)

                  Abandonment Rate                 2.5% or less

                  Average speed of answer          20 seconds or less

                  Service level                    85% of calls will be
                                                   answered in 20
                                                   seconds or less

                                   SCHEDULE D

                        TO THE TRANSFER AGENCY AGREEMENT
                            BETWEEN FIFTH THIRD FUNDS
                       AND BISYS FUND SERVICES OHIO, INC.


                               TRANSFER AGENT FEES

In consideration of the services rendered and the expenses incurred pursuant to this Agreement, and subject to the annual minimum fees set forth below, BISYS shall be paid by Fifth Third on the first business day of each month, or at such other time(s) as the parties hereto shall agree, fees computed daily at the annual rates set forth below.

ASSET-BASED FEES (PRIOR TO NOVEMBER 1, 2004)
One hundred fifty one-thousandths of one percent (.015%) of the Company's average daily net assets.

ACCOUNT-BASED FEES (PRIOR TO NOVEMBER 1, 2004) In addition, BISYS shall be paid per account fees as follows:

ACCOUNTS                              ANNUAL FEE
         0-100,000                           Included within the asset-based fee
         100,001-150,000                     $5.00 per account
         Over 150,000                        $7.50 per account
         Closed accounts                     $2.50 per account

For these purposes, the following categories constitute an open account on the BISYS system in any one month: open account with balance, open account with zero balance, open account with negative balance and closed account with activity. Closed accounts with no activity in the month are considered a closed account for billing purposes.

MISCELLANEOUS (PRIOR TO NOVEMBER 1, 2004)
In addition to the above fees, BISYS shall be paid a multi-class annual fee of $5,000 for each additional class within each Fund.

ASSET-BASED FEES (EFFECTIVE NOVEMBER 1, 2004)

The relevant fees, including break points set forth below shall be applied, to the respective Funds separately and individually, and then the fees determined thereby with respect to each Fund shall be aggregated in order to determine the total asset-based fee payable to BISYS. For each Fund, the various fee rates shall be applied incrementally to the relevant asset level within the various breakpoints.

For each Fund other than Institutional Funds:

1.95 basis points (.0195%) of the Fund's average daily net assets up to $700 million.

1.70 basis points (.0170%) of the Fund's average daily net assets from $700 million up to $1 billion.

1.55 basis points (.0155%) of the Fund's average daily net assets from $1 billion up to $2 billion.

1.30 basis points (.0130%) of the Fund's average daily net assets from $2 billion.

For each Fund designated as an Institutional Fund on Schedule A:

1.85 basis points (.0185%) of the Fund's average daily net assets up to $700 million.

1.70 basis points (.0170%) of the Fund's average daily net assets from $700 million up to $1 billion.

1.55 basis points (.0155%) of the Fund's average daily net assets from $1 billion up to $2 billion.

1.25 basis points (.0125%) of the Fund's average daily net assets from $2 billion.

ACCOUNT-BASED FEES (EFFECTIVE NOVEMBER 1, 2004)

In addition, BISYS shall be paid per account fees. The account-based fee is calculated on all accounts of Funds on BISYS' shareholder system, as follows:

ACCOUNTS                              ANNUAL FEE
         0-100,000                           Included within the asset-based fee
         Over 100,000                        $5.00 per account
         Closed accounts                     $2.50 per account

For these purposes, the following categories constitute an open account on the BISYS system in any one month: open account with balance, open account with zero balance, open account with negative balance and closed account with activity. Closed accounts with no activity in the month are considered a closed account for billing purposes.

MISCELLANEOUS (EFFECTIVE AFTER NOVEMBER 1, 2004)
In addition to the above fees, BISYS shall be paid a multi-class annual fee of $3,000 for each additional class within each Fund. For each Fund, this fee will be waived for each class within a fund, when the combined assets of all classes within the Fund exceed $250 million.

Provisions Applicable both before and after November 1, 2004

MISCELLANEOUS SERVICE FEES

In addition to the above fees, BISYS shall be entitled to receive the following fees:

         (i) A fee for managing and overseeing the report, print and mail functions performed by BISYS' third-party vendors, not to exceed $.04 per image for statements and $.03 per image for confirmations; fees for programming in connection with creating or changing the forms of statements, billed at the rate of $150 per hour; and costs for postage, couriers, stock computer paper, computer disks, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other forms of printed material (including the costs of preparing and printing all printed materials) which shall be required for the performance of the services to be provided hereunder;

         (ii) System development fees, billed at the rate of $150 per hour, as approved by the Trust, and all systems-related expenses, agreed in advance, associated with the provision of special reports and services pursuant to Item 8 of Schedule D attached hereto;

         (iii) Fees for development of custom interfaces, billed at a mutually agreed upon rate;

         (iv)     Ad hoc reporting fees, billed at a mutually agreed upon rate;

         (v) Interactive Voice Response System fees, charged according to BISYS' standard rate schedule, and applicable to the level of service (e.g., basic, transaction, premium) selected; and

         (vi) Expenses associated with BISYS' anti-fraud procedures and the performance of delegated services under the written anti-money laundering program ("AML Program") adopted by the Trust.

OUT OF POCKET EXPENSES AND OTHER CHARGES

In addition, BISYS shall be entitled to be reimbursed for actual out-of-pocket expenses reasonably incurred in providing services to the Trust hereunder and to receive other service fees as set forth in this Agreement.

AML FEES AND COSTS

Annual program servicing                    $7,000.00
(to be billed in equal monthly amounts of $583.33)
Systems costs

         Early Warning annual fee           $575.00
         Early Warning per record cost      $0.22
         for new account* registration review - does not apply to Network Level III accounts

         Equifax - per request cost         $5.00

*CHANGES TO ACCOUNT REGISTRATION INFORMATION OR OTHER ACCOUNT-RELATED INFORMATION MAY RESULT IN CHARACTERIZING THE ACCOUNT AS A "NEW ACCOUNT" FOR THESE PURPOSES.

PORTAL FEES

The Trust will reimburse BISYS for out-of-pocket expenses in connection with the Portal Services including fees charged by SunGard.

At the Trust's reasonable request and subject to the availability of BISYS' personnel, BISYS will provide consulting services, custom modification programming, and general support services relating to Portal Service at an agreed upon rate. Professional Service Rates are $150 per hour.

The Trust will be invoiced monthly for Portal Services. Portal Services may be invoiced together with or separately from other fees and expenses. The Portal Fees shall be payable until such time as the Portal Services are terminated as provided herein.

CPI ADJUSTMENT

All fixed and minimum fees set forth in this schedule shall be increased annually commencing on the one-year anniversary date of the Effective Date by the percentage increase in consumer prices during the most recent 12 months for services as measured by the United States Consumer Price Index entitled "All Services Less Rent of Shelter" or a similar index should such index no longer be published.

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                                   SCHEDULE E
                        TO THE TRANSFER AGENCY AGREEMENT
                            BETWEEN FIFTH THIRD FUNDS
                       AND BISYS FUND SERVICES OHIO, INC.

REPORTS

1.       Daily Shareholder Activity Journal

2.       Daily Fund Activity Summary Report

         (a) Beginning Balance

         (b) Transactions

         (c) Shareholder Transactions

         (d) Reinvested Dividends

         (e) Exchanges

         (f) Adjustments

         (g) Ending Balance

3.       Daily Wire and Check Registers

4.       Monthly Dealer Processing Reports

5.       Monthly Dividend Reports

6.       Sales Data Reports for Blue Sky Registration

7. A copy of the most recent report by independent public accountants describing control structure policies and procedures relating to transfer agency operations pursuant to AJCPA Statement on Auditing Standards Number 70.

8. Such special reports and additional information that the parties may agree upon, from time to time.

In addition to the forgoing, following each quarterly period, BISYS will provide a report to the following effect pertaining to the AML Services rendered by BISYS hereunder during such quarterly period:

>>       performed good order review for all new and reregistered accounts;

>>       performed acceptance review for all monetary instruments received;

>> administered signature guarantee policy in accordance with prospectus requirements;

>> administered escrow hold policy in accordance with prospectus requirements;

>>       verified customer address changes;

>> verified customer identification for all new accounts and all name changes on existing accounts;

>> monitored all purchase transactions made with cash equivalents totaling in excess of $10,000 resulting in the filing of Form 8300 reports during the period. The Fund does not accept cash or currency;

>> monitored all accounts for suspicious activity resulting in the filing of [x] Form SAR reports during the period;

>> reviewed shareholder names against lists of suspected terrorist and terrorist organizations supplied by various governmental organizations, such as the Office of Foreign Asset Control resulting in the freezing and reporting of [x] accounts during the period;

>> reviewed shareholder names in compliance with FinCEN 314(a) requests, resulting in the reporting of accounts during the period;

>> created the documentation necessary to provide a basis for law enforcement authorities to trace illicit funds; and

>> maintained all records and other documentation related to shareholder accounts and transactions required to e prepared and maintained pursuant to the Fund's anti-money laundering program for all BISYS transfer agent services.

The following will be provided in such report if the Trust falls under the related USA PATRIOT Act provisions:

>> performed the required due diligence to help prevent the opening of any accounts for foreign shell banks during the period either directly or through correspondent accounts; and

>> performed required due diligence on any new correspondent accounts opened during the period.